Exhibit 2.1


                              ACQUISITION AGREEMENT

      This Acquisition Agreement (this "Agreement") is made and entered into as of June 1, 2004, by and among Trey Resources, Inc., a Delaware corporation, with offices at 750 Route 34, Matawan, NJ 07747 ("Buyer"), Lynn Berman, an individual residing at 4 Hillcrest Avenue, West Orange, NJ 07052, Gary Berman, an individual residing at 4 Hillcrest Avenue, West Orange, NJ 07052, and Jeffrey Roth, an individual residing at 27 Mohawk Road, Short Hills, NJ 07078, (collectively, the "Sellers"), and SWK, Inc., a New Jersey corporation, with offices at 293 Eisenhower Parkway, Livingston, NJ 07039 (the "Company").

                                   WITNESSETH:

      WHEREAS, Sellers own, of record and beneficially, 139 shares (the "Company Shares") of the common stock, no par value $0.01, of the Company, being all of the issued and outstanding shares of the capital stock of the Company;

      WHEREAS, the Company is engaged in the business of reselling software and providing consulting services (the "Business");

      WHEREAS, the parties desire that the Company be merged (the "Reorganization") with a Delaware corporation and wholly-owned subsidiary of Buyer ("Subsidiary") in a transaction qualifying as a tax-free merger under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                       THE REORGANIZATION AND THE PURCHASE

      1.1 The Reorganization. Pursuant to the terms and subject to the conditions set forth herein, the parties agree to effectuate the Reorganization pursuant to the Plan and Agreement of Merger and Reorganization by and among Buyer, Subsidiary and the Company, substantially in the form of Exhibit A to this Agreement (the "Merger Agreement).

      1.2 Closing Date. The closing for the consummation of the Reorganization (the "Closing") will take place at the offices of Kramer Levin Naftalis & Frankel LLP at 9:00 a.m. local time on the date hereof, or at such other date, time and place as is mutually agreed among the parties (such date and time of closing being herein called the "Closing Date").

      1.3 Consideration.

         (a) In connection with the Reorganization and as provided in the Merger Agreement, Buyer will deliver at Closing 2,750,000 shares (the "Buyer Shares") of the Class A Common Stock of Buyer, par value $0.00001, (the "Common Stock"). At Closing these shares will be unregistered and subject to Rule 144 requirements. At Closing, certificates registered in Sellers' names shall be

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issued and delivered to the Sellers in accordance with the percentages set forth in Schedule 1.3(a) hereto.

         (b) In addition to the amounts specified in Section 1.3(a), on or before March 30, 2008, Sellers shall be entitled to receive as additional consideration for the Reorganization, additional shares of the Common Stock of Buyer (the "Additional Buyer Shares") if so entitled in accordance with the formula set forth below, based upon the Consolidated Subsidiary's (as defined below) earnings before interest, taxes, depreciation and amortization ("EBITDA") for the calendar year 2007; it being expressly understood that in calculating EBITDA, Buyer will not allocate to Subsidiary nor shall there by any deduction from EBITDA for any of the following or similar expenses of Buyer: compensation of officers and directors of Buyer, Buyer's lease obligations, SEC expenses, Buyer's investor relations or public relations expenses and/or Buyer's professional expenses associated with legal or audit fees related to Buyer; provided, however, that EBITDA shall be reduced by legal expenses incurred by Consolidated Subsidiary in the ordinary course of the operation of its business.

               (i) The Subsidiary together with any other subsidiary or division of Buyer or Subsidiary included in the profit and loss statements of the Subsidiary or which the Board of Directors of Subsidiary shall have determined to be under the operational control of Subsidiary (the "Consolidated Subsidiary") shall be valued at five (5) times Ebitda (the "Enterprise Value") of the Consolidated Subsidiary.

              (ii) The Enterprise Value shall be reduced by an amount equal to any investments or advances made by Buyer to the Consolidated Subsidiary from and after the Closing Date until December 31, 2007 (other than any investments or advances made pursuant to Sections 4.12, 4.16, 4.17 or 5.2(i) of this Agreement).

             (iii) Those number of shares, if any, equal to, on a dollar basis,
                   50% of the remainder of (b)(i) minus (b)(ii) shall be issued to Sellers as Additional Buyer Shares.

For illustration purposes only, assume that earnings before interest, taxes, depreciation and amortization of the Consolidated Subsidiary for the year ending December 31, 2007 is $1,000,000. The Enterprise Value of the Consolidated Subsidiary will thus be $5,000,000. Further assume that the Buyer has issued stock for acquisitions in the amount of $1,000,000, and has further invested $1,000,000 cash in the Consolidated Subsidiary in the time between the date of closing and December 31, 2007. The remainder of $5,000,000 minus $2,000,000 is $3,000,000. Fifty percent (50%) of the remainder, or $1,500,000, worth of Class A Common Stock of the Buyer will thus be issued to Sellers as Additional Buyer Shares.

              (iv) The price per share utilized to determine the number of shares issued shall be equal to the average closing price of the shares, as quoted on the NASDAQ OTC Bulletin Board, for the five (5) trading days prior to the receipt of final financial statements for the calendar year 2007,

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                   as determined by Trey's auditors, for the Consolidated
                   Subsidiary. Trey will use its best commercially reasonable efforts, to have its auditors complete such financial statements no later than 90 days from December 31, 2007.

               (v) The Additional Buyer Shares will be unregistered and subject to the Rule 144 requirements. Buyer will, however, use its commercially reasonable best efforts to file a registration statement with the Securities and Exchange Commission within thirty (30) days of the date of issuance of the Additional Buyer Shares and cause such registration statement to be declared effective as promptly as practicable thereafter.

              (vi) Each Seller shall receive one third of the aggregate amount of Additional Buyer Shares issued pursuant to this Section
                   1.3.

      1.4 Closing Deliveries. At the Closing,

         (a) Buyer will deliver to Sellers stock certificates representing the Buyer Shares registered in the name of Sellers as specified in Section 1.3(b) and the Merger Agreement and bearing a restrictive legend in form and substance satisfactory to Buyer;

         (b) Sellers will deliver certificate(s) representing the Company Shares for cancellation as provided in the Merger Agreement;

         (c) Sellers will deliver to Buyer the originals or copies of all of the books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information of and relating to the Company; and

         (d) Buyer, the Company and the Sellers will execute and deliver the documents required to be delivered by each of them pursuant to Article V.

      1.5 Further Assurances. At or after the Closing, and without further consideration, Sellers and the Company will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the Reorganization and to place Buyer in operational control of the Company, and for the purpose of aiding, assisting, collecting and reducing to possession any of the Securities and the assets of the Company and exercising rights with respect thereto.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Sellers hereby jointly and severally represent and warrant to Buyer as follows:

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      2.1 Organization.

            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has full power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a material adverse effect upon the Company. The Company is qualified to do business as a foreign entity in the jurisdictions set forth on Schedule 2.1 Set forth on Schedule 2.1 is a list of all assumed names under which the Company operates or has operated in the past 5 years and all jurisdictions in which any of the assumed names is registered.

      2.2 Authority and Capacity. Each of Sellers and the Company has all requisite power and authority to execute, deliver and perform under this Agreement, the Merger Agreement and the other agreements, certificates and instruments to be executed by each of them, as applicable, in connection with or pursuant to this Agreement (collectively, the "Seller Documents"). Each Seller has full legal capacity to enter into and carry out his or her obligations under this Agreement and the other Seller Documents and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so. The Seller Documents have been, duly executed and delivered by Sellers and the Company, as applicable. Each of the Seller Documents is a legal, valid and binding agreement of Sellers and the Company, as applicable, enforceable against each of them, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      2.3 Organizational Documents. The Company has delivered to Buyer true, correct and complete copies of the certificates of incorporation, bylaws, minute books and equity transfer records of the Company. Such records include minutes or consents reflecting all actions taken by the board of directors (including any committees) and stockholders of the Company.

      2.4 Capitalization.

         (a) The Company Shares constitute all of the issued and outstanding equity interests of the Company. The Company Shares were duly authorized and validly issued in compliance with all applicable Laws (as defined in Section 2.16), and are fully paid and nonassessable and free of preemptive rights. None of the equity interests of the Company are held in treasury or reserved for issuance.

         (b) There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating any of Sellers or the Company, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interest in the Company or, or any agreement, document, instrument or obligation convertible or exchangeable therefore. Except as set forth on Schedule 2.4(b), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any

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Person (as defined in Section 2.15) is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which Sellers or the Company is a party or by which any of Sellers or the Company is bound with respect to the voting of any equity interest of the Company. None of the Company Shares were issued in violation of the Securities Act of 1933, as amended (the "Act") or applicable securities laws.

      2.5 Title to Securities. Sellers are the record and beneficial owners of the Securities, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge or other encumbrance (a "Lien").

      2.6 Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any equity or debt interest or any form of proprietary interest in any Person, or any obligation, right or option to acquire any such interest.

      2.7 Title to Assets.

         (a) Set forth in Schedule 2.7 is a complete list (including the street address, where applicable) of: (i) all real property owned or leased by the Company or otherwise used in or associated with the Business; (ii) each vehicle owned or leased by the Company or otherwise used in connection with the Business; and (iii) each other asset with a value in excess of $1,000 of the Company used in connection with the Business. No tangible or intangible asset used in or associated with the Business is owned or leased by any Seller or any Affiliate (as defined in Section 7.13) of any Seller (other than the Company).

         (b) Except as set forth on Schedule 2.7(b), the Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liens, other than statutory Liens securing current Taxes (as defined in Section 2.14(g)) and other obligations that are not yet due and payable. Except as set forth in Schedule 2.7(b), the Company holds valid ownership interest or leasehold interest in or otherwise has a valid and enforceable right to use, all of the assets used in connection with the Business that it does not own.

         (c) The Company owns no real property and has leased certain real property as set forth on Schedule 2.7(c) (the "Leased Property").

      2.8 Condition and Sufficiency of Assets. The assets of the Company, including any assets held under leases or licenses, include (i) all assets used in the Business, and (ii) except for cash and cash equivalents, constitute all assets used by the Company in the conduct of the Business.

      2.9 No Violation. Except as described in Schedule 2.9, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including, without limitation, the Reorganization, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Company Shares or the assets of the Company, pursuant to, or relieve any third party of any obligation to the Company or give any third party the right to terminate or accelerate any obligation

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under, any charter provision, bylaw, contract, agreement, Permit (as defined in
Section 2.17) or Law to which any Seller or the Company is a party or by which any asset of the Company or otherwise used in the Business is in any way bound or obligated.

      2.10 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of any of the Sellers or the Company in connection with the consummation of the Reorganization, and to the Knowledge of Sellers and the Company of the other transactions contemplated by this Agreement, except the filing of the Merger Agreement and related merger documents with the States of New Jersey and Delaware.

      2.11 Financial Statements.

         (a) Attached as Schedule 2.11(a) are true and complete copies of the unaudited balance sheets of the Company as of December 31, 2003 (the "Latest Company Balance Sheet") and the unaudited balance sheets of the Company as of December 31, 2002 and December 31, 2001 and the related statements of operations for the years then ended (collectively, the "Financial Statements"). The Financial Statements present fairly the financial condition of the Company, at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP. The Financial Statements do not contain any items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities (as defined in Section 2.10) by the Company. The auditors for the Company are Sobel & Co. Sellers and Company have received assurances from such auditors that audited balance sheets and related statements of operations will be delivered to Buyer by no later than 60 days after the Closing Date, except that with respect to the year ended December 31, 2001, only the balance sheet will be audited. Neither any Seller nor the Company has any reason to believe that audited balance sheets as of December 31, 2003, 2002 and 2001 or the related statements of operations of the Company for the years ended December 31, 2003 and 2002 will not be delivered to Buyer by no later than 60 days after the Closing Date.

         (b) Except as set forth on Schedule 2.11(b), all accounts receivable reflected in the Latest Company Balance Sheet or included in the assets of the Company on the Closing Date arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof and will not be subject to counterclaim, set-off or other reduction.

      2.12 Absence of Undisclosed Liabilities.

         (a) The Company has no direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted (collectively, "Liabilities") except for: (i) Liabilities reflected in the Latest Company Balance Sheet; (ii) current Liabilities incurred in the ordinary course of business and consistent with past practice after December 31, 2003;
(iii) Liabilities incurred in the ordinary

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course of business and consistent with past practice under the Material
Agreements (as defined in Section 2.19) and under other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in Section 2.21, which Liabilities are not required by GAAP to be reflected in the Latest Company Balance Sheet and (iv) liabilities which do not exceed $5,000 in the aggregate.

         (b) For purposes of this Agreement, "ordinary course" Liabilities include only liabilities and obligations incurred in the normal course of business of the Company, consistent with past practices and amounts, and do not include, without limitation, any Liabilities under any agreement or otherwise that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default), tort, infringement or violation of Law by the Company or Sellers.

      2.13 Absence of Certain Changes. Since December 31, 2003, except as set forth on Schedule 2.13, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company or with respect to the manner in which the Company conducts the Business or their operations; (b) any declaration, setting aside or payment of any dividends or distributions in respect of any equity capital of the Company or any redemption, purchase or other acquisition by the Company of its equity interests; (c) any payment or transfer of assets (including, without limitation, any distribution or any repayment of indebtedness) to or for the benefit of Sellers or their Affiliates, other than compensation and expense reimbursements paid in the ordinary course of business, consistent with past practice; (d) any revaluation by the Company of any of its assets, including the writing down or writing off of notes or accounts receivable and the writing down of the value of inventory, other than in the ordinary course of business and consistent with past practice; (e) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures; (f) any increase in indebtedness for borrowed money, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any Liability of any other Person, or any loan or advance to any other Person other than in the ordinary course of business consistent with past practices; (g) any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any agreement binding on the Company or to which any asset of the Company is subject other than in the ordinary course of business consistent with past practices which could reasonably be expected to result in a Liability in excess of $5,000; (h) any change by the Company in its accounting methods, principles or material practices; (i) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company (other than as set forth in Schedule 2.13(i)) other than in the ordinary course of business consistent with past practices; (j) any termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or any termination of employment (whether voluntary or involuntary) of employees of the Company in excess of historical attrition in personnel; (k) any theft, condemnation or eminent domain proceeding or any material damage, destruction or casualty loss affecting any material asset used in the Business, whether or not covered by insurance; (l) any sale, assignment or transfer of any asset used in the Business, except sales in the ordinary course of business and consistent with past practice (m) any waiver by the Company or any Seller of any material rights related to the Business; (n) any action, other than in the ordinary course of business

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and consistent with past practice, to pay, discharge, settle or satisfy any claim or Liability; (o) any settlement or compromise of any pending or threatened suit, action or claim relevant to the transactions contemplated by this Agreement or the Reorganization; (p) any issuance, sale or disposition of, or agreement to issue, sell or dispose of, any equity interest in the Company or any instrument or other agreement convertible or exchangeable for any equity interest in the Company; (q) any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Company; (r) any acquisition or investment in the equity or debt securities of any Person (including in any joint venture or similar arrangement) by the Company; (s) any other transaction, agreement or commitment entered into by or affecting the Business or the Company, except in the ordinary course of business and consistent with past practice; or (t) any agreement to do or resulting in any of the foregoing.

      2.14 Taxes.

         (a) The Company has filed or caused to be filed on a timely basis all Tax returns that are or were required to be filed by them, as applicable. The Company has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Latest Company Balance Sheet.

         (b) Except as set forth on Schedule 2.14(b), the Company has not requested or been granted an extension of time for filing any Tax return that has not yet been filed.

         (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are accurate. To the Knowledge of Sellers and the Company, there exists no proposed tax assessment against the Company, except as disclosed in the Latest Company Balance Sheet. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or provision for such payment has been made or will be paid in the ordinary course of business.

         (d) All Tax returns filed by the Company are true, correct and complete in all material respects.

         (e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

         (f) Except as set forth on Schedule 2.12, there is no audit, examination or similar proceeding is pending or, to the Knowledge of Sellers or the Company, threatened in regard to any Taxes due from or with respect to the Company or any Tax return filed by or with respect to the Company.

         (g) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital

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stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

      2.15 Litigation. Except as described in Schedule 2.15, there are currently no pending or, to the Knowledge of Sellers or the Company, threatened lawsuits, administrative proceedings, arbitrations, reviews or formal complaints or investigations ("Litigation") by any individual, corporation, partnership, Governmental Body or other entity (each, a "Person") against the Company or any stockholder, director, officer, employee or agent (in their capacities as such) of the Company or to which any assets of the Company are subject, or to which any of the Company Shares are subject or relating to the transactions contemplated by this Agreement, the Merger Agreement or the consummation thereof. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

      2.16 Compliance with Laws. The Company is currently complying with and during applicable statutory periods has complied with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, including, without limitation, all federal, state and local laws relating to zoning and land use, occupational health and safety, product quality, and safety and employment and labor matters ("Laws"), in all material respects.

      2.17 Permits. The Company possesses from each appropriate Governmental Body all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct the Business. Each of such Permits is described in Schedule
2.17. No loss of any such Permit is pending or, to the Knowledge of Sellers or the Company, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapse.

      2.18 Environmental Matters. To the Knowledge of Sellers and the Company, the Leased Property is in compliance with all applicable federal, state and local laws, regulations, orders and ordinances and any other requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal, relating to environmental protection (including Hazardous Materials, as hereinafter defined). To the best Knowledge of Sellers and the Company, there exists no event, occurrence, condition or act, which, with the giving of notice, the lapse of time, or both may give rise to any violation of any such law, rule, regulation, order, ordinance or requirement. Sellers and the Company have not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company or any Leased Property is in violation of, or liable under, any laws, codes or regulations relating to environmental protection (including Hazardous Materials). The term "Hazardous Materials" shall mean and refer to the following: petroleum products and fractions thereof, asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive materials and all other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials, substances and wastes listed or identified in, or regulated by, any environmental protection, health or safety law, rule, regulation, order or ordinance. The Sellers make no representation or warranty as to whether the Leased Property contains any asbestos or asbestos containing materials.

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      2.19 Employee Matters. Set forth on Schedule 2.19 is a complete list of all current employees, independent contractors and consultants of the Company. Except as set forth on Schedule 2.19, the Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of Sellers or the Company, there is no organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance with all provisions of each applicable collective bargaining agreement, and no complaint alleging any violation of such provisions has been filed or, to the Knowledge of Sellers or the Company, is threatened to be filed with or by any Governmental Body.

      2.20 Employee Benefit Plans.

         (a) Set forth in Schedule 2.20 is a complete and correct list of all "Employee Benefit Plans" of the Company. The term "Employee Benefit Plans" means
(i) any "employee benefit plan" or "plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
(ii) all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (x) is or has been established, maintained or contributed to by the Company or any other corporation or trade or business under common control with the Company (an "ERISA Affiliate") as determined under Section 414(b), (c),
(m) or (o) of the Code, or with respect to which the Company has or may have any Liability, or (y) provides benefits, or describes policies or procedures applicable, to any director, officer, employee, former director, officer, employee or dependent thereof of the Company, regardless of whether funded. Employee Benefit Plan also includes any written or oral representations made to any director, officer, employee or former director, officer or employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B).

         (b) Sellers and the Company have provided Buyer a true and complete copy of each Employee Benefit Plan that is not a multiemployer plan as described in ERISA ("Multiemployer Plan") that covers any director, officer or employee, or former director, officer or employee or dependent of any director, officer or employee, or former director, officer or employee of the Company (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the most recent favorable determination letter, if any, with respect to each Employee Benefit Plan, (ii) the two most recent annual reports prepared in connection with any such Employee Benefit Plan (Form 5500, including all applicable schedules), (iii) the most recent actuarial valuation report prepared in connection with any such Employee Benefit Plan and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof. With respect to any Employee Benefit Plan that is a Multiemployer Plan, the Company and Sellers have provided to Buyer the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

         (c) None of the Company, Sellers nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any present or former director, officer or employee of the Company or such present or former director's, officer's or employee's dependents or beneficiaries.

         (d) There is no Employee Benefit Plan that is maintained or contributed to by the Company, Sellers or any ERISA Affiliate with respect to which the Company has or may have any Liability that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA and none of the Employee Benefit Plans is or was a "multiple employer plan" or a "multi-employer plan" (as described or defined in ERISA or the Code).

         (e) Each agreement, contract or other commitment, obligation or arrangement relating to an Employee Benefit Plan or the assets of an Employee Benefit Plan (or its related trust) including, but not limited to, each administrative services agreement, insurance policy or annuity contract, may be amended or terminated at any time without any Liability to the Employee Benefit Plan, the Company or Buyer.

         (f) Each Employee Benefit Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable Laws in all material respects.

         (g) Except as disclosed on Schedule 2.20, the Company does not provide, nor is it obligated to provide, benefits, including without limitation death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Company, their dependents or beneficiaries beyond their retirement or other termination of employment other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or (iii) deferred compensation benefits accrued as liabilities on the books of the Company.

         (h) Except as disclosed on Schedule 2.20, each Employee Benefit Plan could be terminated as of the date of the Closing with no Liability to the Company or the Buyer.

         (i) No Liability under Title IV of ERISA or Section 412 of the Code has been incurred (directly or indirectly) by the Company or an ERISA Affiliate that has not been satisfied in full.

         (j) Neither the Company nor any ERISA Affiliate maintains or has ever participated in a multiple employer welfare arrangement as described in Section 3(40)(A) of ERISA.

         (k) No Lien has been filed by any Person and no Lien exists by operation of Law or otherwise on the assets of the Company relating to, or as a result of, the operation or maintenance of any Employee Benefit Plan, and Sellers and the Company have no Knowledge of the existence of facts or circumstances that would result in the imposition of such a Lien.

         (l) Neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any director or any employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan; or (iv) result, separately or in the aggregate, in an "excess parachute payment" within the meaning of Section 280G of the Code.

         (m) No amounts payable under any Employee Benefit Plan or other agreement or arrangement will fail to be deductible for United States federal income Tax purposes by virtue of Section 162(m) of the Code.

         (n) The Company and each ERISA Affiliate have or will have, as of Closing, made all contributions to each Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement, and except as set forth on Schedule 2.20, neither the Company nor any ERISA Affiliate would be subject to any withdrawal Liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company or any ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from any Multiemployer Plan which withdrawal liability is likely to be incurred in connection with this Agreement and the other transactions contemplated hereby.

      2.21 Material Agreements.

         (a) The Company is not party to any oral agreement, and Schedule 2.21(a) lists each written agreement (and all amendments thereto) relating to the Business or to which the Company is a party or a beneficiary or by which the Company or any of its material assets is bound that involves the payment or receipt of goods or services in an amount in excess of $5,000, or that is not terminable upon notice of 30 calendar days or less without incurring any penalty or other Liability other than payment for goods delivered or services rendered prior to termination (collectively, the "Material Agreements"), including, without limitation, the following: (i) agreements pursuant to which the Company sells or distributes any products or services; (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable; (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) insurance policies;
(vii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (viii) agreements with or for the benefit of any stockholder, director, officer or employee of the Company or any Affiliate or immediate family member thereof.

         (b) Sellers and the Company have delivered to Buyer a copy of each written Material Agreement. Each Material Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity); (ii) the Company has performed all of its obligations under every Material Agreement to which it is a party in all material respects, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of the Company or, to the Knowledge of Sellers or the Company, on the part of any other Person under any Material Agreement; (iii) there has been no termination or notice of default or, to the Knowledge of Sellers or the Company, any threatened termination or notice of default under any Material Agreement; and (iv) to the Knowledge of Seller or the Company, no party to a Material Agreement intends to alter its relationship with the Company as a result of or in connection with the acquisition contemplated by this Agreement.

      2.22 Customers. Set forth in Schedule 2.22 is a complete list of each customer of the Company that accounted for more than $25,000 of revenues for the year ended December 31, 2003 (the "Material Customers") indicating the amount of revenues attributable to each Material Customer during the year ended December 31, 2003. Except as set forth in Schedule 2.22, none of the Material Customers has notified the Company or Sellers in writing of any intention to, terminate its relationship with the Company. There has been no material change in pricing or pricing structure with any Material Customer and there has been no material dispute with a Material Customer, in each case since December 31, 2003.

      2.23 Intellectual Property Rights. Set forth in Schedule 2.23 is a complete list of all registered and unregistered patents, trademarks, service marks and trade names, and registered copyrights, and applications for and licenses (from the Company) with respect to any of the foregoing, and all computer software and software licenses (other than commercial "shrink-wrap" software and software licenses), proprietary information, owned by the Company or with respect to which the Company has any license or use rights (collectively, "Intellectual Property"). Schedule 2.23 identifies all Intellectual Property that is owned by the Company. The Company has the right to use all Intellectual Property utilized by it in connection with the operation of the Business without infringing on the claimed rights of any Person, and the Company is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the Knowledge of Sellers or the Company, no Person is infringing the rights of the Company in any of its Intellectual Property.

      2.24 Illegal Payments. None of Sellers, the Company, any stockholder, director, officer, employee or agent of the Company, or any Affiliate or immediate family member of any of the foregoing has: (a) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable Law.

      2.25 Insurance. Set forth in Schedule 2.25 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company, the Business or the assets of the Company, or the directors, officers, employees or agents of the Company. All such policies are in full force and effect. The Company has not received any notice of default or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 2.25 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by or for the benefit of the

Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

      2.26 Officers, Directors and Shareholders. Set forth in Schedule 2.26 is a complete and accurate list of all of the officers, directors, and shareholders (indicating the numbers of shares owned) of the Company.

      2.27 Foreign Persons. Neither any Seller nor the Company is a "foreign person" as that term is defined in Section 1445 of the Code and applicable regulations.

      2.28 Intentionally Omitted.

      2.29 Investment Representation:

         (a) Jeffrey Roth is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933 (the "Securities Act") (an "Accredited Investor");

         (b) Each Seller has such knowledge, skill and experience in financial, investment and business matters to be capable of evaluating the merits and risks of an investment in the Common Stock, to make an informed decision relating thereto and to protect its own interests in connection with the transactions contemplated hereby;

         (c) Each Seller will acquire the Common Stock, for its own account, for investment purposes only and not with an intent or view towards the further sale or distribution thereof within the meaning of the Securities Act in any transaction that would violate the registration requirements of the securities laws of the United States or of any other jurisdiction;

         (d) Each Seller is aware that the Common Stock has not been registered under the Securities Act, and that the Common Stock is deemed to be "restricted securities" as defined in Rule 144(a)(3) promulgated under the Securities Act and may not be transferred, sold, assigned, hypothecated or otherwise disposed of unless such transaction is the subject of a registration statement filed with and declared effective by the SEC or unless an exemption from the registration requirements under the Securities Act is available. Each Seller hereby represents and warrants and hereby agrees that all offers and sales of the Common Stock or any portion thereof or interest thereon shall be made only pursuant to such registration or to an exemption from registration;

         (e) Each Seller understands that the Common Stock is being offered pursuant to this Agreement in reliance on exemptions from the registration requirements of the Securities Act and state securities laws, and that Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the applicability of such exemptions;

         (f) In evaluating its investment, each Seller has consulted its own investment, legal and tax advisors;

         (g) The certificate(s) representing the Common Stock shall bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED OR OFFERED FOR SALE, TRANSFER OR HYPOTHECATION UNLESS A REGISTRATION STATEMENT UNDER THAT ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES IS THEN IN EFFECT OR SUCH REGISTRATION IS NOT REQUIRED.

         (h) Each Seller has read a copy of Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC and Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

         (i) Each Seller acknowledges that, in making the decision to acquire the Common Stock, it has relied upon its independent investigation and has been given access and the opportunity to examine contracts and documents relating to Buyer and such securities and an opportunity to ask questions of, and to receive answers from, Buyer concerning Buyer and the terms and conditions of such securities. Each Seller and its advisors have been furnished with access to all publicly available materials relating to the business, finances and operation of Buyer which have been requested. Each Seller and its advisors have received answers to all such inquiries. Except as set forth in this Agreement and, Buyer has made no representation or warranty to such Seller on which such Seller has relied to enter into this Agreement and to consummate the transaction contemplated hereby; and

         (j) Each Seller understands that no United States federal or state agency has passed on or made or will pass on or make any recommendation or endorsement of the Common Stock Shares or any finding or determination concerning the fairness or advisability of an investment in such securities.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Set forth on Schedule 3.1 is a list of all assumed names under with the Company operates and all jurisdictions in which any of the assumed names is registered. Subsidiary is a Delaware corporation, duly organized, validly existing an in good standing under the laws of Delaware.

      3.2 Organizational Documents. Buyer has delivered to Sellers true, correct and complete copies of the certificates of incorporation and bylaws of Buyer.

      3.3 Authority. Each of Buyer and Subsidiary has all requisite power and authority to execute, deliver and perform under this Agreement, the Merger Agreement and the other agreements, certificates and instruments to be executed by Buyer or Subsidiary in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery and performance by Buyer and Subsidiary as applicable of each Buyer Document has been duly authorized by all necessary action on the part of Buyer and Subsidiary as applicable. The Buyer Documents have been, duly executed and delivered by Buyer and Subsidiary, as applicable. Each of the Buyer Documents is, a legal, valid and binding agreement of Buyer and Subsidiary, as applicable, enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

      3.4 No Violation. The execution, delivery and performance of the Buyer Documents by Buyer and Subsidiary, as applicable, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or bylaw or under any material agreement, order or Law to which Buyer or Subsidiary is a party or by which Buyer or Subsidiary is in any way bound or obligated.

      3.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Subsidiary in connection with the transactions contemplated by this Agreement except the filing of the Merger Agreement and related merger documents with the States of New Jersey and Delaware.

      3.6 Capitalization. As of the date hereof, Buyer has authorized capital stock consisting of 10,000,000,000 shares of Class A Common Stock, $0.00001 par value, of which 7,283,379 shares (including the Buyer Shares) are issued and outstanding, 50,000,000 shares of Class B Common Stock, $0.00001 par value, of which no shares are issued and outstanding, 20,0000,000 shares of Class C Common Stock, of which no shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, validly issued and are fully paid and non-assessable.

      3.7 Reports. Since December 31, 2003, the Buyer has filed, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required with the SEC including, but not limited to, Form 10-K, Forms 10-Q, Forms 8-K and Proxy Statements (and all such reports, registrations and statements have been made available by the Buyer to the Sellers) and any applicable state securities authorities (all such reports and statements are collectively referred to as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied with, at the date of filing, in all material respects, all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Buyer Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.8 Status of Buyer Shares. The Buyer Shares and the Additional Buyer Shares will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable.

      3.9 Tax Treatment. Buyer shall use its reasonable best efforts to cause the Reorganization to qualify as a reorganization under the provisions of
Section 368(a)(1)(A) of the Code and represents that it does not presently intend to take, and has not taken, any action before or after the Reorganization is effected to cause the Reorganization to lose its tax-free status.

      3.10 Subsidiary. (a) Since the date of its incorporation, Subsidiary has not carried on any business or conducted any operations, other than the execution of the Buyer Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. (b) The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, par value $.01 per share of which 10 shares are issued and outstanding and have been validly issued, are fully paid and non assessable.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

      4.1 Access and Information. Sellers and the Company will permit Buyer and its representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company the Business and the assets of the Company as Buyer may reasonably request. Sellers and the Company will permit Buyer and its representatives reasonable access to the Company's respective accountants, auditors, customers and suppliers for consultation or verification of any information obtained by Buyer and will use, and use their best efforts to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information. Sellers and the Company will have the right to participate in any contact with such Persons.

      4.2 Assistance with Permits and Filings. Sellers and the Company will furnish Buyer with all information concerning Sellers or the Company that is required for inclusion in any application or filing made by Buyer to any Governmental Body in connection with the transactions contemplated by this Agreement. Sellers and the Company will use commercially reasonable efforts to assist Buyer in obtaining any Permits, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Company after the Closing.

      4.3 Publicity. The parties hereto will cooperate with each other in the development and distribution of any news releases and other public disclosures relating to the transactions contemplated by this Agreement. Buyer may make any news releases or other public disclosure relating to this Agreement and the Merger Agreement if required to do so under any Law or stock market regulations. Any release or announcement will be consistent with applicable Law and stock market requirements.

      4.4 Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs or that are incurred by Subsidiary in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Sellers or the Company will pay $20,000 of the legal and accounting fees that they incur or that are incurred by the Company in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. The Subsidiary will pay all other transaction costs incurred by the Company or Sellers in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including stub period financial statements, post closing stub period tax returns and, subject to Section 4.18(b) hereof, costs, and expenses associated with the transfer of the Company's 401(k) Plan.

      4.5 Nondisclosure. Each of the Sellers and the Company acknowledges and agrees that all customer, prospect and marketing lists, sales data, Intellectual Property and other confidential information of the Company (collectively, "Confidential Information") are valuable assets constituting part of the assets of the Company and, following the Closing, will be owned exclusively by Subsidiary. Each Seller and the Company agrees to, and agrees to use reasonable efforts to cause their representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than for the benefit of the Company prior to the Closing or for the benefit of Buyer and Subsidiary (as defined in the Merger Agreement) after the Closing).

      4.6 Intentionally Omitted.

      4.7 Employees and Employee Benefits. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, Subsidiary will have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company and Subsidiary, as applicable. As of the Closing Date, the Company shall terminate all its Employee Benefit Plans in accordance with their respective terms to the extent such Employee Benefit Plans are not transferable or assignable to the Subsidiary, and Buyer and Subsidiary shall not assume any liabilities in respect of any Employee Benefit Plan that is not so transferable or assignable except as disclosed in the Financial Statements or the Disclosure Schedule.

      4.8 Additional Issuance of Buyer's Stock. Sellers acknowledge and agree that Buyer, and Subsidiary shall have the right, from time to time, to issue additional shares of their capital stock, to such parties and on such terms as may be determined by Buyer or Subsidiary prior to or from and after the Closing Date. Each Seller further acknowledges that his or her equity interest in Buyer may be subject to dilution from and after the Closing Date.

      4.9 Tax Filing. Each party hereto agrees to file the Merger Agreement with its respective federal income tax returns for the year in which the Reorganization is effective and to comply with the reporting requirements of Treasury Regulation 1.368-3.

      4.10 Election of Jeffrey Roth as Director of Subsidiary. Effective the Closing Date, Buyer shall cause Jeffrey Roth to be named to the Board of Directors of Subsidiary. In addition, after the Closing Date Lynn Berman will be allowed to attend each meeting of the Board of Directors of the Subsidiary as an observer.

      4.11 Covenant Not To Compete. For a period of four (4) years following the Closing Date, Sellers will not do any of the following, either directly or indirectly, anywhere in the United States. In the event that Sellers improperly compete with Buyer in violation of this Section, the period during which they engage in such competition shall not be counted in determining the duration of the four (4) year non-compete restriction:

         (a) For purposes of this Section 4.11, "Competitive Activity" shall mean any activity relating to, in respect of or in connection with, directly or indirectly, the information technology consulting business and the business of reselling business software;

         (b) No Seller shall solicit or perform services in connection with any Competitive Activity for any current customers of Buyer or any customer during the past two (2) years except as otherwise permitted under the Employment Agreement; or

         (c) No Seller shall solicit for employment or employ any then current employees employed by Buyer during the past (2) years without Buyer's consent.

         (d) For a period of four (4) years following the Closing Date, Jeffrey Roth shall not compete with the Company in any fashion work for, advise, be a consultant to or an officer, director, agent or employee of or otherwise associate with any person, firm, corporation or other entity which is engaged in or plans to engage in a Competitive Activity.

      4.12 Intentionally Omitted.

      4.13 Stock Incentive Plan. Within 5 months following the Closing Date, Buyer will use its best commercially reasonable efforts to establish an Incentive Stock Option Plan ("ISO") for the benefit of the employees of the Subsidiary.

      4.14 Revolving Credit Facility. As promptly as practicable after the Closing Date, Buyer shall set aside the sum of $50,000 which shall be made available to the Subsidiary as a revolving credit facility to provide for the working capital needs of the Subsidiary. Such facility shall be available to the Subsidiary, at an interest rate per annum equal to the prime rate from time to time announced by Citibank, N.A. Beginning in calendar year 2005, on at least one day of each year, the Subsidiary shall pay all sums due and owing under such facility (including principal and interest) in full. All interest that accrues under the facility shall be a charge to the Subsidiary's profit and loss statement for the purpose of computing the Subsidiary's operating income.

      4.15 New Initiatives. In addition to the funding described in Section 4.16, in the event that management of the Subsidiary from time to time presents new initiatives and expansion and acquisition opportunities ("Opportunities") to the Board of Directors of the Subsidiary, the Board of Directors will review such Opportunities. In the event that the Board of Directors approves any such Opportunities, Buyer will endeavor, through the use of its equity line of credit or other existing financing vehicles, to fund such Opportunities as promptly as practicable.

      4.16 Additional Funding By Buyer. Subject the approval of the Board of Directors of the Subsidiary, at such times prior to June 1, 2005 as may be agreed by Buyer and the Subsidiary, Buyer shall make available to the Subsidiary an additional $500,000 for the purpose of research and development, acquisitions, or such other general purposes as the Board of Directors of the Subsidiary may determine, it being the intention of the parties that Buyer make available to Subsidiary not less than $500,000 for growth and acquisition initiatives and opportunities during the 12 months following the Closing Date.

      4.17 Tarshis Settlement. By no later than seven (7) days following the Closing Date Subsidiary shall pay $80,000 of the amount received by it pursuant to Sections 5.1(n) to Tarshis, Buyer shall pay $32,500 to Tarshis and Sellers shall use commercially reasonable efforts to obtain from Tarshis an executed acknowledgement of full payment and release.

      4.18 Liquidity Obligation. In consideration of the Sellers' obligation to pay or otherwise cause to be removed from the balance sheet of the Company and Subsidiary $60,000 of credit card indebtedness of the Company, Buyer agrees that it will at its option (a) file a registration statement with the Securities and Exchange Commission and cause such registration statement to become effective by no later than October 1, 2004 with respect to an aggregate of the number of shares equal to $75,000 of the Common Stock delivered at the Closing to Sellers in accordance with the percentages set forth in Schedule 1.3 (a), (b) by no later than October 1, 2004 exchange an aggregate of the number of shares of Common Stock delivered to the Sellers in accordance with the percentages set forth in Schedule 1.3 (a) at the Closing that may be otherwise be publicly traded by Sellers and that, if sold, on the business day prior to the date of such exchange would yield $75,000 in cash to Sellers or, (c) if Buyer determines in its sole discretion that such registration or exchange is unduly burdensome to Buyer, call for redemption and by no later than October 1, 2004 redeem an aggregate of the number of shares equal to $75,000 of the Common Stock delivered to Sellers in accordance with the percentages set forth in Schedule 1.3 (a) at the Closing for $75,000 in cash. It is expressly understood that Buyer's obligation to implement the registration or redemption or make the payment referred to herein is contingent and conditioned upon (a) Sellers having paid or otherwise caused to be removed from the balance sheet of the Company or Subsidiary $60,000 of credit card indebtedness included on the balance sheets of the Company prior to the Closing and (b) there being no material default by any Seller of its obligations pursuant to Sections 4.5, 4.11, 4.12, 4.17 or 4.19 of this Agreement.

      4.19 Audit. By no later than July 30, 2004, Sellers and Subsidiary shall deliver the audited financial statements referred to in Section 2.11 of this Agreement.

      4.20 Buyers agree that, if at any time until the Buyer Shares or Additional Buyer Shares are no longer restricted securities (as defined in Rule 144 of the Securities Act). Buyer is not subject to the reporting requirements of the Exchange Act, it will cooperate with any Seller and use reasonable efforts to take such further reasonable action as any Seller may reasonably request in writing to enable such Holder to sell the Buyer Shares or Additional Buyer Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, if available, under the Securities Act (or any similar rule or regulation hereafter adopted by the SEC) and customarily taken in connection with sales pursuant to such exemptions, including, without limitation, making available adequate current public information within the meaning of paragraph (c)(2) of Rule 144 and delivering such information, upon request. Notwithstanding the foregoing, except as otherwise expressly provided in this Agreement, nothing in this
Section 4.20 shall be deemed to require Buyer to register any of the Buyer Shares or Additional Buyer Shares under any section of the Exchange Act.

                                    ARTICLE V

                               CLOSING CONDITIONS

      5.1 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Buyer in writing:

         (a) All representations and warranties of Sellers contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

         (b) Sellers and the Company have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including without limitation the delivery of all items required to be delivered by them pursuant to Section 1.4.

         (c) Buyer has completed its due diligence investigation of the Company, and the Business and operations of the Company, including legal, accounting, environmental and engineering matters, and the results of such investigation are satisfactory to Buyer in its sole discretion.

         (d) All necessary governmental and other third party consents, approvals, orders or authorizations set forth on Schedule 5.1(d) have been obtained, and all necessary governmental notices set forth on Schedule 5.1(d) have been given.

         (e) Each Seller shall have entered into an Employment Agreement with Subsidiary, substantially in the form of Exhibit C to this Agreement (the "Employment Agreement").

         (f) As of the Closing Date, there is no pending or threatened litigation by any Person seeking to enjoin any aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement, the Reorganization or otherwise affecting the Company or the Securities.

         (g) As of the Closing Date, there is not any material adverse change in the business, operations, financial condition, assets or Liabilities (contingent or otherwise) of the Company since December 31, 2003.

         (h) Sellers and the Company have obtained and provided evidence satisfactory to Buyer that all Liens on the Company Shares or any assets of the Company other than Liens that are acceptable to Buyer, have been released.

         (i) Each Seller and Company has delivered to Buyer the Merger Agreement and other requisite documents relating thereto.

         (j) The Reorganization shall have been declared effective by the States of New Jersey and Delaware.

         (k) Sellers shall have furnished evidence satisfactory to Buyer that Jeffrey Roth is a shareholder of Company.

         (l) Sellers shall have delivered evidence (in the form of a pay-off letter) satisfactory to Buyer that the Chase Small Business Financial Services Revolving Credit Line has been terminated and discharged and that all Liens of the lender thereunder have been released.

         (m) An amount equal to $60,000 of the Company's credit card obligations reflected on the Company's accounts payable ledger shall have been removed therefrom and evidence thereof reasonably satisfactory to Buyer shall have been furnished to Buyer.

         (n) Sellers shall have deposited $80,000 into Subsidiary's bank account for payment to former Company CEO Steven Tarshis ("Tarshis") which, together with $32,500 to be paid to Tarshis by Buyer pursuant to Section 4.17, constitutes payment in full of all obligations.

         (o) Buyer shall have received evidence satisfactory to it of the note obligations of the Company to Lynn Berman and Gary Berman.

         (p) The Company shall have delivered its promissory note in favor of Jeffrey Roth in a principal amount equal to amount paid by Sellers pursuant to
Section 5.1(n), which note shall be in form and substance satisfactory to Buyer.

         (q) Sellers and the Company have executed and delivered to Buyer such other documents and instruments as shall be reasonably requested by Buyer and its counsel for the consummation of the transactions contemplated hereby.

      5.2 Conditions to Obligations of Sellers. The obligations of Sellers and the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by them in writing:

         (a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

         (b) Each of Buyer and Subsidiary has performed and complied with all the covenants and agreements required by this Agreement and the Merger Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to Section 1.4.

         (c) Sellers have completed their due diligence investigation of the Buyer and Subsidiary, and the business and operations of the Buyer, including legal, accounting, environmental and engineering matters, and the results of such investigation are satisfactory to Sellers in their sole discretion.

         (d) All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

         (e) The Subsidiary has entered into Employment Agreement with Sellers, substantially in the form of Exhibit C to this Agreement.

         (f) As of the Closing Date, there is no pending or threatened material litigation by any Person seeking to enjoin any aspect of the consummation of the transactions contemplated by this Agreement or the Reorganization.

         (g) Buyer and Subsidiary have delivered to the Company the Merger Agreement and other requisite documents relating thereto.

         (h) The Reorganization shall have been declared effective by the States of New Jersey and Delaware.

         (i) Buyer shall have made available to Subsidiary the sum of $100,000 to fund the development of MAPADOC for MAS500.

         (j) Buyer shall have paid $104,217.00 to Chase Manhattan Bank in full satisfaction of all obligations due and owing by the Company pursuant to the Company's existing credit facility.

         (k) Buyer and Subsidiary have executed and delivered to Sellers such other documents and instruments as shall be reasonably requested by Sellers, and their counsel for the consummation of the transactions contemplated hereby.


                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1 Indemnification.

      (a) Notwithstanding any investigation by Buyer or its representatives, Sellers will, jointly and severally, indemnify, hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys' fees (individually a "Loss," and collectively, "Losses"), that any Buyer Parties may suffer or incur as a result of or relating to:

               (i) the breach of any representation or warranty made by Sellers in this Agreement, the Merger Agreement, any Seller Documents or pursuant hereto or thereto;

               (ii) the breach of any covenant or agreement made by any Seller or the Company in this Agreement, the Merger Agreement, any Seller Documents or pursuant hereto or thereto;

               (iii) all Taxes allocable to any taxable period (or any portion thereof) ending on or before the Closing Date to the extent not disclosed on the Financial Statements or in the Disclosure Schedule delivered on the Closing Date provided that such Taxes are described with specificity in such Disclosure Schedule.;

               (iv) any Claim (as defined in Section 6.3) commenced by any third party relating to actions or omissions of Sellers (or any of their Affiliates) that occurred prior to the Closing Date; and/or

               (v) any Claim or Liability not (A) disclosed in the Financial Statements delivered on the Closing Date (B) disclosed in the Disclosure Statements furnished by the Sellers on the Closing Date provided that the Disclosure Schedules describe the Claim or Liability with specificity as to underlying facts and amount or (C) incurred in the ordinary course of business consistent with past practice .

         (b) Notwithstanding any investigation by any Seller, the Company or their representatives, Buyer will indemnify and hold Sellers and their Affiliates (collectively, the "Seller Parties") harmless from any and all Losses that any Seller Parties may suffer or incur as a result of or relating to:

               (i) the breach of any representation or warranty made by Buyer or Subsidiary in this Agreement, the Merger Agreement, any Buyer Documents or pursuant hereto or thereto;

               (ii) the breach of any covenant or agreement made by Buyer or Subsidiary in this Agreement, the Merger Agreement, any Buyer Documents or pursuant hereto or thereto;

               (iii) all Taxes allocable to any taxable period (or any portion thereof) beginning on the Closing Date, but excluding Taxes due as a result of the Reorganization being deemed a taxable transaction, and any Taxes due as a result of the purchase of the Accounts Receivable; and/or

              (iv) all Liabilities (A)disclosed in the Financial Statements delivered on the Closing Date, (B) disclosed with specificity as to both underlying facts and amount in the Disclosure Schedule delivered by Sellers on the Closing Date or (C) incurred in the ordinary course of business consistent with past practice..

      6.2 Survival.

         (a) The representations and warranties of Sellers made in or pursuant to this Agreement, the Merger Agreement and the Seller Documents will survive the consummation of the transactions contemplated hereby until the expiration of the third anniversary of the Closing Date (except that representations and warranties made in or pursuant to this Agreement in respect of Taxes shall survive until the expiration of the applicable statutes of limitations); provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1(a) will survive until such claim is finally resolved if Buyer notifies Seller of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(a) based on the breach or alleged breach of a representation or warranty may be asserted by Buyer after the date on which such representation or warranty expires hereunder.

         (b) Buyer's representations and warranties made in or pursuant to this Agreement, the Merger Agreement and the Buyer Documents will survive the consummation of the transactions contemplated hereby until the third anniversary of the Closing Date (except that representations and warranties made in or pursuant to this Agreement in respect of Taxes shall survive until the expiration of the applicable statutes of limitations); provided, that any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1(b) will survive until such claim is finally resolved if Sellers notify Buyer of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1(b) based on the breach or alleged breach of a representation or warranty may be asserted by Sellers or any Seller after the date on which such representation or warranty expires hereunder.

         (c) The covenants and agreements of the parties hereto made in or pursuant to this Agreement will survive the consummation of the transactions contemplated hereby indefinitely.

      6.3 Notice.

         Any party entitled to receive indemnification under this Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a

Loss may reasonably be expected to occur (a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

      6.4 Defense of Claims.

         (a) The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and
(iii) the Claim does not relate to the Indemnified Party's relationship with any customer or employee.

         (b) If the conditions of Section 6.4(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then:
(i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld;
(ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

         (c) If the conditions of Section 6.4(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      6.5   Indemnification Limited; Sole Remedy.

         (a) Notwithstanding the foregoing, neither party shall be entitled to recover any Losses unless the aggregate of all such party's Losses exceeds Twenty Five Thousand Dollars ($25,000) in which case, the recovering party shall be entitled to the full amount of such Losses in excess of $25,000; provided, that neither Seller Parties on the one hand or Buyer Parties on the other hand shall be obligated to provide indemnification in an amount in excess of $550,000.

         (b) Notwithstanding any provision in this Agreement to the contrary, the remedies provided in this Article VI shall be the sole and exclusive remedies for any inaccuracy in, or any breach of any representation, warranty, covenant or agreement of, or obligation or liability of the Seller contained herein, or any document delivered pursuant to this Agreement or otherwise relating hereto or thereto (except the Employment Agreements between Subsidiary and Sellers);

provided, however, that nothing in this Agreement, including this Section, shall be construed to limit the right of any party to seek and obtain specific performance or injunctive relief.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 Termination.

         (a) This Agreement and the transactions contemplated hereby may be terminated and abandoned: (i) at any time prior to the Closing Date by mutual written consent of the parties hereto; or (ii) by either Buyer, on the one hand, or Sellers and the Company, on the other hand, if a condition to performance by the terminating party hereunder has not been satisfied or waived prior to March 31, 2005.

         (b) Notwithstanding the provisions of Section 7.1(a), (i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer's willful failure to perform or observe any of its covenants or agreements set forth herein or in the Merger Agreement or if Buyer is, at such time, in material breach of this Agreement or the Merger Agreement; and (ii) Sellers and the Company may not terminate this Agreement if the Closing has not occurred because of their willful failure to perform or observe any of the covenants or agreements set forth herein or in the Merger Agreement or if any of them is, at such time, in material breach of this Agreement or the Merger Agreement.

         (c) If this Agreement is terminated pursuant to Section 7.1(a), all further obligations of the parties under this Agreement will terminate and no party will have any liability or obligation (for reimbursement of expenses or otherwise) to any other party, except that Buyer, on the one hand, and Sellers and the Company, on the other hand, will remain liable to the other for any breach of this Agreement by such party occurring prior to such termination and all legal remedies of the other parties in respect of any such breach will survive such termination unimpaired.

      7.2 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (i) when delivered personally, (ii) on the fifth (5th) business day after being mailed by certified mail, return receipt requested, (iii) the next business day after delivery to a recognized overnight courier or (iv) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

If to Buyer: with copies to:                with copies to:
Trey Resources, Inc.                        Kramer Levin Naftalis & Frankel LLP
750 Route 34                                919 Third Avenue
Matawan, New Jersey 07747                   New York, New York 10022
Attention: Mark Meller                      Attention: Scott S. Rosenblum

If to Sellers or the Company:             with copies to:

c/o SWK Technologies, Inc.                Marcus, Brody, Ford, Kessler & Sahner,
293 Eisenhower Parkway                    L.L.C.
Livingston, NJ 07039                      5 Becker Farm Road
Attn:  Lynn Berman,  President            Roseland, NJ 07068
       or appropriate Seller              Attn: Ira B Marcus, Esq.


      7.3 Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

      7.4 Brokers. Each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby.

      7.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      7.6 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

      7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party thereto without the prior written consent of all the other parties and any purported assignment or delegation in violation thereof will be null and void; except that Buyer may assign its rights and obligations under this Agreement to any of the direct or indirect parent entities or subsidiaries of Buyer, or any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, except to the extent specifically provided in Section 4.11 and Article VI, and the Registration Rights Agreement.

      7.8 Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Sellers and the Company contained in any schedule, certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Sellers under this Agreement. The Exhibits, Schedules and the recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

      7.9 Specific Performance, Remedies Not Exclusive. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

      7.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      7.11 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

      7.12 Usage. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term "or" will not be interpreted as excluding any of the items described. The term "include" or any derivative of such term does not mean that the items following such term are the only types of such items.

      7.13 Certain Definitions. For purposes of this Agreement:

         (k) the term "Affiliate" means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person.

         (l) the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         (m) the terms "Knowledge" and "known" and words of similar importwith respect to a party mean:

             (i) with respect to Sellers, Sellers will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by Sellers, if a Seller has actual knowledge of such matter;

             (ii) with respect to the Company, the Company will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by the Company, if Sellers, Lynn Berman, Gary Berman, or Jeffrey Roth has actual knowledge of such matter; and

             (iii) with respect to Buyer, Buyer will be deemed to have "Knowledge" of a particular matter, and the particular matter will be deemed to be "known" by Buyer, if Mark Meller has actual knowledge of such matter.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          TREY RESOURCES, INC.

                                          /s/ Mark Meller
                                          ----------------------
                                          BY: Mark Meller
                                              President



                                          SWK, INC.

                                          /s/ Lynn Berman
                                          -----------------------
                                          BY: Lynn Berman
                                              President

                                          /s/ Lynn Berman
                                          ------------------------
                                          Lynn Berman, individually

                                          /s/ Gary Berman
                                          ------------------------
                                          Gary Berman, individually

                                          /s/ Jeffrey Roth
                                          ------------------------
                                          Jeffrey Roth, individually